Exhibit 19.1

Insider Trading Policy

Purpose and Scope This Insider Trading Policy (the "Policy") applies to all directors, officers, employees, and consultants (collectively, "Insiders") of Cyber Enviro-Tech, Inc. (the "Company"). The purpose of this Policy is to ensure compliance with securities laws and to prevent unlawful trading of the Company’s securities based on material nonpublic information ("MNPI").

Prohibited Activities

  Trading on MNPI: Insiders may not buy, sell, or otherwise trade in the Company’s securities while in possession of MNPI.
  Tipping: Insiders may not disclose MNPI to any third party, including family members, friends, or business associates, unless required for legitimate business purposes and subject to confidentiality agreements.
  Hedging and Derivative Transactions: Insiders may not engage in hedging transactions or trade in derivative securities related to the Company’s stock.
  Short Sales: Short selling the Company’s securities is prohibited.
  Pledging and Margin Accounts: Insiders are discouraged from pledging Company securities as collateral for loans or holding securities in margin accounts, which could lead to unintended sales.

Blackout Periods The Company may impose trading blackout periods during which Insiders are prohibited from trading in the Company’s securities. These blackout periods typically occur around earnings announcements or when other significant events are pending disclosure.

Pre-Clearance of Trades Directors, executive officers, and certain designated employees must obtain pre-clearance from the Company’s legal department before trading in the Company’s securities.

Penalties for Violations Violations of this Policy or applicable securities laws may result in disciplinary action, including termination of employment, civil penalties, and criminal prosecution by regulatory authorities.

Acknowledgment and Compliance All Insiders must acknowledge their understanding of this Policy and agree to comply with its provisions. Periodic training and updates may be provided to ensure awareness and adherence to securities law requirements.